Exhibit 99.1

              Zale Announces First Quarter Sales Results

    DALLAS--(BUSINESS WIRE)--Nov. 2, 2006--Zale Corporation (NYSE:
ZLC), North America's largest specialty retailer of fine jewelry, today reported that for the first quarter ended October 31, 2006, comparable store sales increased 0.4%. Total revenues for the first quarter were $432 million compared to last year's total revenues of $428 million, an increase of 0.9%. Last year's total revenues include the results of the Bailey Banks & Biddle stores that were closed in the second fiscal quarter of 2006, which accounted for $9 million of the Company's revenues. Excluding these store closures, total revenues increased 3.1% over last year's $419 million.

    Comparable store sales were at the low end of guidance, primarily due to increased clearance at the Zales brand. While the number of transactions increased, this was offset by a lower average ticket.

    President and Chief Executive Officer Betsy Burton commented, "Our performance was consistent with our plan to move through as much non-program merchandise as possible in the first quarter to make way for fresh assortments and the selling of regular-priced goods in the all-important Holiday season."

    The Company also noted that it expected results at the low end of its previously announced earnings guidance for the first quarter ending October 31, 2006, excluding the impact of derivative losses under SFAS 133.

    Zale Corporation will announce its first quarter fiscal 2007 earnings results on November 16, 2006. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,345 retail locations throughout the United States, Canada and Puerto Rico. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's results of operations, including earnings guidance for the first quarter of fiscal year 2007, and accelerated markdown expectations. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: we have not yet completed closing our books for the first quarter (and closing processes could impact some of the estimates that we are relying upon). For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer